UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 22, 2005
(Date of earliest event reported)

Inland American Real Estate Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51609	34-2019608
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 218-8000

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01  Completion of Acquisition or Disposition of Assets.

Our joint venture, Minto Builders (Florida), Inc., referred to herein as MB REIT, acquired the following properties on the dates indicated below:

Bay Colony Town Center; League City, Texas

On December 22, 2005, MB REIT purchased from an unaffiliated third party, A-S 56 IH-45 South FM 646, L.P., a fee simple interest in an existing retail center in League City, Texas for a cash purchase price of approximately $41.8 million of which $6.7 million was placed in a separate escrow to be paid to the seller for 14,103 gross leasable square feet of vacant space and 6,654 gross leasable square feet of leased but unoccupied space. A third party escrow agent retains the funds until the sellers have met their contractual obligation for these spaces. The escrow will be maintained by the escrow agent for up to thirty-six (36) months. The amount deposited into escrow was determined by a gross rent multiplier using a base rent per square foot amount based on current local economic market rents.  The funds will be released by the escrow agent once the tenant’s leases have been approved by MB REIT and the tenants have moved into their space and begin paying rent. The purchase price may fluctuate up to 10% of the escrow amount due to the base rent amount stipulated in the lease as compared to the base rent multiplier used to determine the escrowed amount. The retail center contains approximately 77,341 of gross leasable square feet.

Tomball Town Center; Tomball, Texas

On December 22, 2005, MB REIT purchased from an unaffiliated third party, A-S 62 HWY 249-FM 2920, L.P., a fee simple interest in an existing retail center in Tomball, Texas for a cash purchase price of approximately $20.3 million of which $3.2 million was placed in a separate escrow to be paid to the seller for 10,192 gross leasable square feet of vacant space. A third party escrow agent retains the funds until the sellers have met their contractual obligation for these spaces. The escrow will be maintained by the escrow agent for up to thirty-six (36) months. The amount deposited into escrow was determined by a gross rent multiplier using a base rent per square foot amount based on current local economic market rents.  The funds will be released by the escrow agent once the tenant’s leases have been approved by MB REIT and the tenants have moved into their space and begin paying rent. The purchase price may fluctuate up to 10% of the escrow amount due to the base rent amount stipulated in the lease as compared to the base rent multiplier used to determine the escrowed amount. The retail center contains approximately 55,217 of gross leasable square feet.

Triangle Center; Longview, Washington

On December 23, 2005, MB REIT purchased from an unaffiliated third party, Kimco Longview, L.L.C., a fee simple interest in an existing retail center in Longview, Washington for a cash purchase price of approximately $40 million of which approximately $4.4 million is subject to a future earnout of 15,964 gross leasable square feet of space. A third party escrow agent retains master lease funds for approximately 4,950 gross leasable square feet of space. The master lease escrow is maintained by the escrow agent for a period not to exceed twelve (12) months and the amount was determined by application of pro forma rents. The funds will be released by the escrow agent once the tenant’s leases have been approved by MB REIT and the tenants have moved into their space and rent has commenced. The retail center contains approximately 249,294 of gross leasable square feet.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements, ProForma Financial Information and Exhibits

(a)          Financial Statements

Audited financial statements were filed for Bay Colony Town Center and Tomball Town Center as part of the Newquest Properties Portfolio and for Triangle Center in Form 8-K/A dated October 13. 2005 which was filed on December 27, 2005 in accordance with Rule 3-14 of the Securities and Exchange Commission Regulation S-X.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Lori J. Foust
Name:	Lori J. Foust
Title:	Treasurer and Principal Accounting Officer
Date:	December 29, 2005